Exhibit 99.2

FOR IMMEDIATE RELEASE

MADE IN USA INC. (OTC: ALXY) Announces Corporate Name Change, Symbol Change, and 4-for-1 Forward Stock Split

CHEYENNE, WY — September 9, 2025 — MADE IN USA INC. (OTC: ALXY), a veteran-led company focused on reshoring U.S. manufacturing and supply chain transparency, today announced that it has filed with Financial Industry Regulatory Authority (FINRA) to evidence the Company’s corporate action request to:

•	Change the corporate name from Alixo-Yolloo Corporation to MADE IN USA INC.

•	Change the trading symbol from ALXY to MADE.

•	Effectuate a 4-for-1 forward stock split of its common stock.

The corporate actions could be effective at the opening of trading. At that time, the Company’s common stock will begin trading under the new name and symbol on the OTC Markets. For a period of 20 trading days, the symbol may temporarily carry a “D” suffix (e.g., MADED).

As a result of the forward split, each shareholder of record as of September 9, 2025, will receive three additional shares of common stock for every one share held. Shareholders require no action. No fractional shares will be issued; fractional interests will be rounded up to the nearest whole share.

The Company’s CUSIP number for its common stock may be updated from the current 01642X109 to a new number. The total number of authorized shares has been increased to 90,000,000 shares of Common stock and 10,000,000 shares of blank check Preferred stock.

“This transformation reflects the Company’s mission to restore American manufacturing capacity, provide transparency in supply chains, and deliver truth in labeling,” said Adam Reiser, Chief Executive Officer and Chairman of MADE IN USA INC. “The name MADE IN USA INC. directly aligns with our identity and strategic vision. The forward stock split enhances trading liquidity, benefiting all of our shareholders as we enter our next phase of growth.”

The Company also confirmed that its principal executive offices have relocated to:
1712 Pioneer Avenue, Suite 500, Cheyenne, Wyoming 82001.

Additional details will be disclosed in the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission.

About MADE IN USA INC.

MADE IN USA INC. is a publicly traded company dedicated to reshoring industrial capacity, rebuilding U.S. manufacturing, and ensuring supply chain authenticity. Leveraging blockchain, AI, and IoT technologies, the Company provides certification, transparency, and validation solutions for American-made products.

Contact:
Investor Relations
MADE IN USA INC.
(561) 789-1139
https://madeinusa.one